JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sara Leuchter Wilkins	George Zagoudis
Vice President, Investor Relations	Analyst Contact
and Corporate Communications	312-640-6663
414-319-8513

JOY GLOBAL INC. ANNOUNCES FISCAL 2008 SECOND QUARTER OPERATING RESULTS

•	Q2 orders of $1.2 billion – a record high -- and a 69% increase over Fiscal 2007’s second quarter
•	Q2 sales of $843 million, up 34% over the prior-year period
•	EPS of $0.66, inclusive of $0.20 in charges related to a previously announced contract termination and to Continental purchase accounting
•	Cash flow from operations of $107 million, up $28 million from the prior year period

Milwaukee, WI – May 29, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the 2008 fiscal second quarter ended May 2, 2008. Orders were $1.2 billion, up 69% from $728 million in the prior-year period on strengthened conditions in the U.S. coal market and continued growing demand from the international markets. Net sales for the 2008 second quarter were $843 million compared to $629 million in the prior-year period, an increase of 34%.

Second quarter 2008 operating results included:

	Dollars (millions)	Earnings per fully diluted share

Net Income	$72.1	$0.66

Contract termination, net of tax	$14.7	$0.13

Purchase accounting, net of tax	$7.4	$0.07

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

Second quarter 2007 operating results included net income of $77.6 million and earnings of $0.70 per diluted share.

“I am very pleased with our results for the second quarter,” said Mike Sutherlin, president and chief executive officer of Joy Global, Inc. “The quarter’s orders were again at record levels for both surface and underground segments, and overall orders exceeded $1 billion for the first time in the company’s history. These order rates have been driven by exceptionally strong fundamentals in all of the markets we serve and by our customers’ preference for our equipment and services. We are benefiting from previous capacity and process investments, which has allowed us to increase revenues by 34% from last year. Excluding the contract termination and amortization charges that do not affect the fundamental earnings power of our business, our earnings performance was solid and in line with our internal expectations. Our cash generating capability – even as we grow this business – continues to be impressive, and cash from operations exceeded $100 million this quarter. Our ongoing focus on growing capacity and improving efficiency should enable us to meet the expectations of our customers and shareholders as our markets continue to improve.”

Second Quarter Operating Results

Bookings in the 2008 second quarter totaled $1.2 billion, up 69%, reflecting order strength in both the original equipment and aftermarket segments. Original equipment orders more than doubled, up 119%, and aftermarket orders were up 30% from last year. Excluding Continental Global Group (“Continental”), which does not have a prior-year comparable under our ownership, original equipment orders grew 102%, and aftermarket orders increased 22%.

Underground orders at Joy increased 31% to a record $589 million, led by order rates that more than doubled in the Americas, Eurasia and South Africa. Lower order rate growth in other regions is the result of normal lumpiness, especially in the international markets, and does not change the Company’s outlook.

Surface orders at P&H more than doubled to a new record level of $557 million, led by North and South America shovel orders booked for coal, copper and iron ore markets.

The business associated with the Continental acquisition contributed $87 million to bookings in the 2008 second quarter despite the inclusion of results for only 11 of the 13 reporting weeks in the Company’s second fiscal quarter, and included the first system order to Russia. These results demonstrate the benefit of selling integrated solutions to established Joy underground and P&H surface customers.

Backlog increased by $990 million from a year ago to $2.4 billion – including $133 million of backlog acquired with Continental.

Sales for the quarter grew 34% percent to $843 million, reflecting a 59% increase in original equipment sales and a 22% increase in aftermarket sales compared to the prior-year period. Excluding the results of Continental, which was acquired during the second quarter, revenue growth was 22% compared to last year, with original equipment sales up 40% and aftermarket revenues up 14%. P&H surface sales were up 37% year-over-year to $365 million, reflecting the contribution of prior capacity investments and on-going internal process improvements. Joy underground sales increased 12% to $406 million. Although the underground order rate for

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original equipment improved significantly compared to the prior-year period, order-to-delivery lead time delayed the impact on shipments into subsequent quarters. The Continental acquisition added $73 million of sales in the 2008 second quarter.

Operating income decreased to $114 million, or 13.6% of sales, in the 2008 second quarter, including pre-tax charges of $21.0 million related to the early termination of a maintenance and repair contract and purchase accounting charges of $11.1 million from the Continental acquisition. This compares to operating income of $122 million, or 19.3% of sales, in the prior-year period. The 2008 second quarter also incorporated lower overall margins from the new Continental business. The remaining decline in margins is primarily at Joy Mining Machinery and due to an exceptionally strong result in last year’s comparable quarter. Favorable adjustments on a major project close-out added to Joy’s prior-year quarter operating profit margin, pushing it to an exceptional 22.5%. Joy’s current margin performance of 20.4% was in line with internal expectations, and reflects its continued strong earnings performance. Operating profit margins at P&H before the contract termination charges were essentially flat with last year, resulting from higher expenses associated with engineering on an Ultra Class dragline and a mobile in-pit crusher, coupled with expenses related to this summer’s start-up of the next factory on the Tianjin, China campus. Excluding purchase accounting charges, Continental delivered operating profit margins of 12.0%, consistent with internal expectations.

Selling, administrative and product development expense in the quarter totaled $108 million, or 12.8% of sales, compared with $89 million, or 14.1% of sales, in the second quarter of last year. In addition to the engineering and China start-up expenses noted above, other significant sources of expense increases included $8.4 million related to the Continental acquisition, $2.4 million of unfavorable foreign exchange impact, and $2.2 million of increased incentive-based compensation.

The effective income tax rate of 33.5% increased from 31.6% in the corresponding quarter last year. The tax rate increased year-over-year due to the geographic mix of earnings.

In the 2008 second quarter, the Company repurchased shares for a cost of $5.2 million. Since the program’s initiation, the Company has repurchased shares for a total cost of $812.3 million. Although the Company prioritizes the use of cash first for capacity expansion and then for acquisitions, it also believes it has a long-term need to return excess cash to shareholders and will continue its buyback program through the remainder of this calendar year.

Other Financial Matters

Cash flow from operations was $107 million in the 2008 second quarter compared to $79 million in the prior-year period. Net working capital was $845 million at the end of the 2008 second quarter, which included $48 million associated with the Continental acquisition. The improvement in working capital performance was driven primarily by increased advanced payments associated with strong original equipment bookings.

Capital spending in the 2008 second quarter was slightly less than $23 million, or 2.7% of sales, compared to $12 million, or 1.9% of sales, in the prior-year quarter. The Company anticipates capital spending in the range of 3.5% - 4.0% of sales in each of the next few years as it continues to increase its core manufacturing capacity and to extend its field service capabilities. The use of

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Joy Global Inc.

cash for capital projects, however, may vary from expected spending levels on a quarterly basis due to the timing and cash flow requirements of specific projects.

During the 2008 second quarter, Joy Global Inc. acquired Continental, a worldwide leader in conveyor systems for bulk material handling in mining and other industrial applications. The purchase price of $254 million, net of cash acquired and debt assumed, was funded through cash, the Company’s credit facility and a new $175 million term loan supplement to Joy Global’s existing credit facilities.

Continued Positive Long-Term Global Mining Outlook

The Company continues to benefit from unprecedented demand for its underground and surface mining equipment in response to the strong demand for coal, copper, iron ore and oil sands. All of these major commodity markets that the Company serves have extremely thin supply surpluses, or most often, significant supply deficits, as commodity supply increases to date have been unable to match commodity demand growth. In thermal coal markets, stockpiles at power generators remain at extremely low levels, and the rebuilding of inventories will add to the supply deficit. The Company believes the gap between coal demand and supply could reach 60 to 100 million tons this year. Industry forecasters expect steel demand to continue growing at 5% - 6%, led by growth of 10% in China demand. Both metallurgical coal and iron ore remain in significant deficit, and some projections indicate that steel supply could be 20 - 30 million tons less than demand this year due to shortages of raw materials. The U.S has become the swing supplier to the international thermal and metallurgical coal markets, and export demand and prices are redefining the domestic market. Due to the renewed strength of this market, the Company’s strongest growth in its second quarter original equipment orders was generated in North America for both surface and underground equipment. Copper suppliers have not been able to produce surplus to date, and announced major expansion projects will add no more than projected demand growth over the next four to five years. The expected return of U.S. copper demand over this period will add pressure to supplies. The Company also expects oil sands growth to continue as the major oil companies more aggressively seek additional and unconventional sources of oil.

The Company believes that commodity demand will continue to grow, led by the growth from the emerging markets in general, and from China and India in particular, as these countries continue to industrialize. Based on the status of existing expansion projects and industry projections, the Company expects that the commodity markets will generally remain in supply deficit for the next three to five years or longer. The Company believes that its customers will require significant additional capital expenditures to add and accelerate mine expansion projects to enable supply to catch up with demand and ultimately will require a higher sustaining level of capital expenditures to be able to keep up with expected long-term commodity demand growth. The rapid and unprecedented escalation in commodity prices within the last year suggests that this outlook is generally held both by the customers that use the Company’s equipment and by consumers of the commodities that the Company’s equipment mines.

Updated Forward Guidance for Fiscal Year 2008

“The fundamentals and outlook for our markets are stronger today that at any other time since this growth period began in 2003,” Sutherlin continued. “Despite orders that have set new company records multiple times over the past year, our list of qualified prospects continues to grow and indicates that our markets will continue to strengthen going forward. In response, we

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Joy Global Inc.

will continue our program of expanding realizable capacity by focusing on internal process improvements and building new capacity in low-cost locations.”

“Our ability to increase top- and bottom-line performance in the second half of our fiscal year 2008 is limited by constraints of capacity and order to delivery lag times. Joy has been ramping up its domestic capacity to respond to the dramatic improvement in this market, and these benefits should begin to be realized in our 2008 second half. The first P&H factory on our Tianjin, China campus will be completed this summer. We project that it will take six to nine months to ramp up this factory to full production, and therefore, do not expect it to contribute significantly to revenue or earnings during our second half. In addition to internal capacity, we are also constrained by the ability of our supply chain to respond in time to impact this fiscal year.”

“We believe that the positive factors outlined above generally outweigh the constraints, and therefore we are raising our full-year revenue guidance from the previous $3.1 - $3.3 billion to $3.3 - $3.4 billion and our earnings per share guidance from $2.96 - $3.22 to $3.15 - $3.30 per fully diluted share. This updated guidance reflects the previously announced pre-tax charges as well as the ongoing outlook for our business fundamentals that resulted from the roll-forward of our regular quarterly forecasting process.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s second quarter results to be held at 11:00 AM EST on May 29, 2008. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #46548299. A rebroadcast of the call will be available until the close of business on June 25, 2008 by dialing 800-642-1687 or 706-645-9291, access code #46548299. Finally, a replay of the webcast will be accessible until June 25, 2008, through the Investor Relations section of our web site (http://investors.joyglobal.com/events.cfm).

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks

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associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	May 2,	April 27,	May 2,	April 27,
	2008	2007	2008	2007

Net sales	$843,133	$629,162	$1,483,462	$1,189,628
Costs and expenses:
Cost of sales	620,907	419,990	1,049,337	805,589
Product development, selling and administrative expenses	107,953	89,013	209,489	170,863
Other (income) expense	18	(1,418)	(790)	(2,383)
Operating income	114,255	121,577	225,426	215,559

Interest income (expense), net	(5,555)	(8,043)	(9,805)	(12,485)
Reorganization items	(292)	(130)	(2,176)	(280)
Income from continuing operations before income taxes	108,408	113,404	213,445	202,794

Provision for income taxes	(36,300)	(35,825)	(71,426)	(65,550)

Income from continuing operations	72,108	77,579	142,019	137,244
Income from discontinued operations, net of taxes	-	-	1,141	-

Net income	$72,108	$77,579	$143,160	$137,244

Basic earnings per share
Income from continuing operations	$0.67	$0.71	$1.32	$1.22
Income from discontinued operations	-	-	0.01	-
Net income	$0.67	$0.71	$1.33	$1.22

Diluted earnings per share
Income from continuing operations	$0.66	$0.70	$1.30	$1.21
Income from discontinued operations	-	-	0.01	-
Net income	$0.66	$0.70	$1.31	$1.21

Dividends per share	$0.15	$0.15	$0.30	$0.30

Weighted average shares outstanding:
Basic	108,255	109,420	108,041	112,049
Diluted	109,268	110,719	109,121	113,384

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	May 2,	October 26,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$233,334	$173,248
Accounts receivable, net	652,861	560,242
Inventories	859,092	727,360
Other current assets	92,943	76,945
Total current assets	1,838,230	1,537,795

Property, plant and equipment, net	284,993	234,029
Other intangible assets, net	204,742	62,932
Goodwill	129,963	16,784
Deferred income taxes	236,091	248,139
Prepaid benefit cost	8,604	779
Other assets	31,560	34,445
Total assets	$2,734,183	$2,134,903

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$19,357	$240
Trade accounts payable	253,963	199,198
Employee compensation and benefits	75,623	59,490
Advance payments and progress billings	472,313	324,102
Accrued warranties	49,821	49,382
Other accrued liabilities	121,832	121,127
Total current liabilities	992,909	753,539

Long-term obligations	567,312	396,257

Other non-current liabilities	344,055	261,113

Shareholders' equity	829,907	723,994

Total liabilities and shareholders' equity	$2,734,183	$2,134,903

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

	Quarter Ended		Six Months Ended
	May 2,	April 27,	May 2,	April 27,
	2008	2007	2008	2007
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$405,504	$363,179	$756,414	$690,300
Surface Mining Equipment	364,668	265,983	654,087	499,328
Crushing & Conveying	95,230	-	112,098	-
Eliminations	(22,269)	-	(39,137)	-
Total Sales By Operation	$843,133	$629,162	$1,483,462	$1,189,628

Net Sales By Product Stream:
Aftermarket Revenues	$515,759	$423,823	$907,980	$757,407
Original Equipment	327,374	205,339	575,482	432,221
Total Sales By Product Stream	$843,133	$629,162	$1,483,462	$1,189,628

Net Sales By Geography:
United States	$430,258	$346,407	$719,622	$636,463
Rest of World	412,875	282,755	763,840	553,165
Total Sales By Geography	$843,133	$629,162	$1,483,462	$1,189,628

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$82,762	$81,685	$145,517	$139,811
Surface Mining Equipment	42,773	47,491	98,845	90,513
Crushing & Conveying	1,957	-	3,936	-
Corporate	(8,916)	(7,599)	(16,572)	(14,765)
Eliminations	(4,321)	-	(6,300)	-
Total Operating Income	$114,255	$121,577	$225,426	$215,559

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,318	$8,106	$14,842	$16,481
Surface Mining Equipment	4,621	3,891	9,309	7,712
Crushing & Conveying	12,861	-	13,995	-
Corporate	8	18	18	36
Eliminations	(1,131)	-	(2,265)	-
Total Depreciation And Amortization	$23,677	$12,015	$35,899	$24,229

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$19,913	$(10,024)	$22,793	$(106,861)
Property, Plant and Equipment Acquired	22,729	11,663	38,479	23,805
Cash Interest Paid	1,271	2,789	14,279	4,209
Cash Taxes Paid	66,122	13,300	87,714	28,600

BOOKINGS DATA:

Underground Mining Machinery	$588,975	$451,246	$1,104,948	$710,535
Surface Mining Equipment	556,507	276,686	910,489	582,800
Crushing & Conveying	118,175	-	137,422	-
Eliminations	(31,437)	-	(50,684)	-
Total Bookings	$1,232,220	$727,932	$2,102,175	$1,293,335

	Amounts as of
BACKLOG DATA:	May 2,	February 1,	October 26,	July 27,
	2008	2008	2007	2007

Underground Mining Machinery	$1,153,068	$969,597	$804,534	$775,563
Surface Mining Equipment	1,089,466	897,627	833,064	630,302
Crushing & Conveying	197,101	-	-	-
Eliminations	(50,561)	-	-	-
Total Backlog	$2,389,074	$1,867,224	$1,637,598	$1,405,865

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